UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Core Molding Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

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CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 9, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at our corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 15, 2013, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy promptly in the enclosed envelope.

Sincerely,

James L. Simonton
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2013

To Our Stockholders:

Core Molding Technologies, Inc. (the “Company”) will hold its 2013 Annual Meeting of Stockholders on May 15, 2013 at 9:00 a.m., Eastern Daylight Savings Time, at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228 for the following purposes:

1.	to elect six (6) directors to comprise the Board of Directors of the Company;

2.	to amend the 2002 Employee Stock Purchase Plan to authorize an additional 100,000 shares of Core Molding Technologies, Inc. common stock to be offered under the plan;

3.	to hold an advisory vote on the frequency of votes on executive compensation;

4.	to hold an advisory vote relating to the compensation of our named executive officers;

5.	to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2013; and

6.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on April 1, 2013, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

Herman F. Dick, Jr.
Vice President, Secretary, Treasurer,
and Chief Financial Officer

April 9, 2013

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 15, 2013

To Our Stockholders:

Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on May 15, 2013, at its corporate headquarters, 800 Manor Park Drive, Columbus, Ohio at 9:00 a.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of soliciting proxies will be borne by the Company.

The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 9, 2013.

GENERAL INFORMATION

Solicitation

The Board of Directors of the Company (the "Board of Directors" or "Board" and individually, a "director" or "directors") is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.

In addition, Broadridge Corporate Issuer Solutions, Inc. will conduct proxy distribution and tabulation on behalf of the Company. The Company will reimburse Broadridge Corporate Issuer Solutions, Inc. for reasonable expenses incurred for these services. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy distribution material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy distribution and tabulation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required

Holders of shares of the common stock of the Company at the close of business on April 1, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 7,275,535 shares of common stock outstanding.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2, 3 and 4 as referenced in the Company's Notice of Annual Meeting of Stockholders are considered to be non-routine, and Proposal 5 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted to vote your shares on Proposals 1, 2, 3 and 4, and will be permitted to vote your shares on Proposal 5, at its discretion. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted for non-routine matters and to carefully follow the instructions your broker gives you pertaining to their procedures.

In the election of directors, each of the six directors will be elected by a plurality of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

Passage of the proposal to approve the amendment to the Company's 2002 Employee Stock Purchase Plan requires the approval of a majority of the votes cast by the stockholders of record on the record date and present at the annual meeting, in person or by proxy.

The advisory vote on the frequency of voting on executive compensation, and the advisory vote on executive compensation require the approval of a majority of the votes cast by the stockholders of record on the record date and present at the annual meeting, in person or by proxy.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the votes cast by stockholders of record on the record date and present at the annual meeting, in person, or by proxy, would ratify the selection of Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm for the current year.

Voting of Proxies

Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:

•	FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified;

•	FOR the resolution to amend the 2002 Employee Stock Purchase Plan to authorize an additional 100,000 shares of Core Molding Technologies, Inc. common stock to be offered under the plan;

•	FOR the resolution to hold an advisory vote on the approval of the compensation of the named executive officers every 1 year;

•	FOR the resolution to approve the advisory vote for 2012 compensation of the named executive officers; and

•	FOR the ratification of the appointment of Crowe Horwath as the independent registered public accounting firm for the Company for the year ending December 31, 2013.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy

A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report

The Annual Report on Form 10-K for the year ended December 31, 2012 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals

Any stockholder who desires to present a proposal for consideration at the 2014 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 10, 2013, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders. The Company may confer on the proxies for the 2014 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 28, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 15, 2013

The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2012, are available at http://colsec.coremt.com.

OWNERSHIP OF COMMON STOCK

Beneficial Owners

The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of April 1, 2013, of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
GAMCO Asset Management Inc.	1,023,721(2)	14.1%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 20580

Navistar, Inc.	664,000(3)	9.1%
Navistar International Corporation
2701 Navistar Drive
Lisle, IL 60532

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,275,535 shares of common stock outstanding on April 1, 2013, and (ii) the number of shares of common stock, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of April 1, 2013.

(2)
The information presented is derived from Amendment No. 8 to Schedule 13D, as filed with the SEC on February 7, 2011 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. According to the Schedule 13D filing, of these 1,023,721 shares of Common Stock, 430,300 shares are beneficially owned by GAMCO Asset Management, Inc., 330,000 shares are beneficially owned by Gabelli Funds, LLC, 256,421 shares by Teton Advisors Inc., and 7,000 shares are beneficially owned by Mario J. Gabelli. GGCP, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 1,023,721 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

(3)
The information presented is derived from Amendment No. 1 to Schedule 13D, as filed with the SEC on October 18, 2007, by Navistar, Inc. ("Navistar") and Navistar International Corporation ("Navistar International"). Navistar has the sole voting and investment power over the 664,000 shares. Navistar is a wholly-owned subsidiary of Navistar International. By virtue of its ownership of all of the outstanding common stock of Navistar, Navistar International may be deemed to beneficially own the shares of common stock beneficially owned by Navistar.

Management

The table below sets forth, as of April 1, 2013 the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all of the foregoing directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Kevin L. Barnett	174,409(2)	2.4%
Thomas R. Cellitti	55,162(3)	*
James F. Crowley	40,562(4)	*
Herman F. Dick, Jr.	121,451(5)	1.7%
Ralph O. Hellmold	57,354(6)	*
Matthew E. Jauchius	—	*
Stephen J. Klestinec	178,712(7)	2.4%
Terrence J. O'Donovan	61,769(8)	*
James L. Simonton	180,697(9)	2.5%
All directors, nominees and executive officers as a group (9 persons)	870,116	11.5%

* Less than 1% of the outstanding shares of common stock.

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,275,535 shares of common stock outstanding on April 1, 2013, and (ii) the number of shares of common stock, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of April 1, 2013.

(2)
Includes: (i) 75,000 shares of common stock, which Mr. Barnett has the right to acquire within 60 days through the exercise of stock options; (ii) 46,484 shares of common stock as to which Mr. Barnett has sole voting and investment power; (iii) 2,000 shares of common stock as to which Mr. Barnett shares voting and investment power with his wife; (iv) 11,150 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (v) 8,340 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. 401(k) Plan; and (vi) 31,435 shares of restricted stock subject to future vesting conditions.

(3)
Includes: (i) 33,250 shares of common stock, which Mr. Cellitti has the right to acquire within 60 days through the exercise of stock options; (ii) 19,319 shares of common stock as to which Mr. Cellitti has sole voting and investment power; and (iii) 2,593 shares of restricted stock subject to future vesting conditions.

(4)
Includes: (i) 22,650 shares of common stock, which Mr. Crowley has the right to acquire within 60 days through the exercise of stock options; (ii) 16,912 shares of common stock as to which Mr. Crowley has sole voting and investment power; and (iii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife.

(5)
Includes: (i) 49,100 shares of common stock, which Mr. Dick has the right to acquire within 60 days through the exercise of stock options; (ii) 51,970 shares of common stock as to which Mr. Dick has sole voting and investment power; (iii) 5,686 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. 401(k) Plan; and (iv) 14,695 shares of restricted stock subject to future vesting conditions.

(6)	Includes 57,354 shares of common stock as to which Mr. Hellmold has sole voting and investment power.

(7)
Includes: (i) 92,000 shares of common stock, which Mr. Klestinec has the right to acquire within 60 days through the exercise of stock options; (ii) 59,083 shares of common stock as to which Mr. Klestinec has sole voting and investment power; (iii) 7,478 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. 401(k) Plan; and (iv) 20,151 shares of restricted stock subject to future vesting conditions.

(8)
Includes: (i) 7,560 shares of common stock as to which Mr. O'Donovan has sole voting and investment power; (ii) 5,590 shares of common stock held by Mr. O’Donovan in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; and (iii) 48,619 shares of restricted stock subject to future vesting conditions.

(9)	Includes 180,697 shares of common stock as to which Mr. Simonton has sole voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•	executive officers and directors of the Company; and

•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable section 16(a) filing requirements for the year ended December 31, 2012.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held

Kevin L. Barnett	50	President, Chief Executive Officer and Director
Thomas R. Cellitti	61	Director
James F. Crowley	66	Director
Herman F. Dick, Jr.	53	Vice President, Secretary, Treasurer, and Chief Financial Officer
Ralph O. Hellmold	72	Director
Matthew E. Jauchius	43	Director
Stephen J. Klestinec	63	Vice President and Chief Operating Officer
Terrence J. O’Donovan	53	Vice President Sales and Marketing
James L. Simonton	72	Chairman of the Board of Directors

Kevin L. Barnett. Kevin L. Barnett joined the Company on April 1, 1997 and was elected Vice President, Secretary, Treasurer and Chief Financial Officer on April 24, 1997. Mr. Barnett served in this capacity until August 7, 2002, when he became Vice President-Manager Columbus Operations and Secretary. On May 15, 2005, Mr. Barnett was promoted to Vice President, Business Development. On January 3, 2006, Mr. Barnett was promoted to Group Vice President and then on January 1, 2007, Mr. Barnett was promoted to President and Chief Executive Officer. Mr. Barnett has served as a director of the Company since January 1, 2007. Mr. Barnett joined the Company after approximately five years of working with Medex Inc., a publicly held manufacturer and marketer of injection molded products used for medical and surgical applications. Mr. Barnett served as Vice President, Treasurer, and Corporate Controller of Medex Inc. from October 1995 through March 1997. He served as Vice President and Corporate Controller of Medex Inc. from May 1994 to October 1995 and as Assistant Treasurer from April 1992 to May 1994. Prior to joining Medex Inc., Mr. Barnett served as a certified public accountant with Deloitte & Touche LLP from August 1984 to April 1992. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Barnett should serve as a director because of his corporate management skills and experience, the key role Mr. Barnett plays in facilitating the communication and the flow of information between management and the directors on a regular basis and his experience in the plastics industry.

Thomas R. Cellitti. Thomas R. Cellitti has served as a director of the Company since February 10, 2000. Mr. Cellitti has been the Senior Vice President of Integrated Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck from 2004 to 2008, as well as Vice President and General Manager, Bus Vehicle Center from 1991 to 2004 for Navistar. Navistar is a 9.1% stockholder and a significant customer of the Company. The relationship of Navistar to the Company is described below under “Certain Relationships and Related Transactions.” As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations and quality, as well as his extensive background in the medium and heavy duty truck industries.

James F. Crowley. James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of the Old Strategic LLC, headquartered in Connecticut. Since October 2008, Mr. Crowley has served as a Director of Green Plains Renewable Energy and is Chairman of its audit committee. From 1993 to 2006, Mr. Crowley was a founding partner and Chairman of the Strategic Research Institute LLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc., including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley has also served on the board of various private organizations and universities. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Crowley should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and insight into the role of serving as Chair of the Company’s Audit Committee.

Herman F. Dick, Jr. Herman F. Dick, Jr. joined the Company on September 10, 1999 as Controller and was elected to the position of Treasurer and Chief Financial Officer on August 7, 2002. Mr. Dick was then elected Secretary on May 12, 2005. On, January 1, 2007 Mr. Dick was elected as Vice President, in addition to his capacities as Secretary, Treasurer and Chief Financial Officer. Mr. Dick joined the Company after approximately eleven years of working with Boehringer Ingelheim, GMBH, a privately held research based manufacturer of pharmaceuticals and other healthcare products.

Ralph O. Hellmold. Ralph O. Hellmold has served as a director of the Company since its formation on December 31, 1996. He was Managing Member of Hellmold & Co., LLC, an investment banking boutique specializing in mergers and acquisitions and working with troubled companies or their creditors until 2012, and is currently an investor. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and strong background in mergers and acquisitions.

Matthew E. Jauchius. Matthew E. Jauchius has served as a director of the Company since January 1, 2013. Mr. Jauchius is Executive Vice President, Chief Marketing Officer for Nationwide. Mr. Jauchius is responsible for marketing, brand management, digital marketing, advertising, social media, multicultural marketing, sponsorships, research and analytics, customer advocacy, public relations and communications for all Nationwide companies. Mr. Jauchius was appointed as Senior Vice President, Chief Strategy Officer for Nationwide in 2009, where he was responsible for the development and integration of Nationwide’s strategic plans and initiatives across all brands, channels, and companies. Mr. Jauchius joined Nationwide in 2006. Mr. Jauchius previously served as Associate Principal at McKinsey & Company. Mr. Jauchius' areas of focus included strategy and growth, marketing and sales, company turnarounds, and operational cost improvements, which included support to the automotive, agriculture and other manufacturing industries. Prior to McKinsey, Mr. Jauchius worked at Bank One and Ernst & Young. Mr. Jauchius is a Certified Public Accountant (inactive) in the State of Ohio. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Jauchius should serve as a director because of his in-depth insight and experience in marketing, strategy and business development.

Stephen J. Klestinec. Stephen J. Klestinec joined the Company on April 1, 1998, was elected to the position of Vice President, Sales and Marketing on May 28, 1998, and was promoted to Vice President, Operations on January 3, 2006. On January 1, 2007, Mr. Klestinec was promoted to Vice President and Chief Operating Officer. Mr. Klestinec was employed by Atlanta based Georgia-Pacific Resin, Inc., a manufacturer of thermoset resins, from 1981 until joining the Company on April 1, 1998. At Georgia-Pacific, Mr. Klestinec served as market manager of fiber reinforced products. In such capacity, Mr. Klestinec commercialized products for both the North American and international markets in the aerospace, mass transit, electrical and electronic industries. Mr. Klestinec also managed the abrasives, adhesives and specialty market segment. Mr. Klestinec also held positions at Georgia-Pacific in market development, quality assurance and manufacturing. Prior to joining Georgia-Pacific, Mr. Klestinec served as plant manager for Pacific Resins and Chemicals.

Terrence J. O’Donovan. Terrence J. O’Donovan joined the Company and was elected to the position of Vice President, Marketing and Sales on January 1, 2009. Prior to joining the Company, Mr. O’Donovan was employed by Q3 Industries in Columbus, Ohio, where he held the position of Vice President of Sales and Marketing from 2006 to 2008 serving the OEM commercial vehicle, automotive, and general industrial markets. Prior to serving in that capacity at Q3 Industries, Mr. O’Donovan served as the Chief Operating Officer from 2003 to 2006. Mr. O’Donovan has also held operations and management positions at Hawk Corporation, The Auld Company and The Timken Company.

James L. Simonton. James L. Simonton has served as a director of the Company since May 19, 2010, and as Chairman of the Board of Directors since November 9, 2011. Mr. Simonton previously served as President and Chief Executive Officer of Core Molding Technologies from January 15, 2000 until his retirement on January 1, 2007 and as a director of Core Molding Technologies from May 28, 1998 to January 1, 2007. From January 1, 2007 through March 31, 2010, Mr. Simonton served as an advisor to our Board. From 1992 until December 31, 1999, Mr. Simonton served as the Vice President of Purchasing and Supplier Development for International Truck and Engine Corporation (now known as Navistar). In such capacity, Mr. Simonton was in charge of the purchasing of all production materials, in-bound and out-bound freight and logistics and the development of suppliers. Navistar is a 9.1% stockholder and a significant customer of the Company. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Simonton should serve as a director because of his in-depth insight and knowledge about the Company’s markets and operations, as well as his extensive background in the medium and heavy duty truck industries.

CORPORATE GOVERNANCE

The Board of Directors — Independence

Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Crowley, Hellmold, Jauchius and Simonton meets the standards of independence under NYSE MKT LLC exchange listing standards. In making this determination, the Board of Directors considered the relationship of Mr. Cellitti, who is employed by Navistar which has a 9.1% ownership in the Company, and all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Leadership Structure

The Chairman of the Board is a director and presides at meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman of the Board and Chief Executive Officer have been separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman of the Board and Chief Executive Officer; however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions. James L. Simonton has served as the Company's Chairman of the Board since November of 2011.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations and liquidity, as well as the related risks. The Board reviews and approves the Company’s annual operating, organizational and capital plans. The Compensation Committee reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk taking, and reviews the relationship between risk management policies and compensation, and evaluates compensation policies that could mitigate any such risk. The Audit Committee oversees the management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings.

In addition to the risk oversight responsibilities described above, the Company’s Chief Executive Officer and Chief Financial Officer examine, on an annual basis, the compensation for all employees, including named executive officers. As part of this process, the Company’s Chief Executive Officer and Chief Financial Officer determined in 2012 that the Company’s policies and practices with respect to compensation do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee, consisting of Messrs. Hellmold, Crowley and Simonton, recommends to the Board of Directors compensation policies as it relates to the Company’s named executive officers and directors, and also considers the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. The Compensation Committee considers the risk assessments of the Company’s Chief Executive Officer and Chief Financial Officer as part of its duties to review and recommend the current compensation packages to the Board. The Compensation Committee believes that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, both the Compensation Committee and the Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) a consideration of the Company’s existing compensation programs, and the allocation between each primary component of compensation (base salary, annual profit sharing and long-term equity based compensation); and (ii) a consideration of the risks associated with the Company’s business, and whether the Company’s compensation policies and practices increased those risks. Based on the foregoing, the Compensation Committee recommended, and a majority of the independent members of the Board approved, the Company’s compensation programs, and in connection with such approval concluded that the risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

The Board of Directors met six times during the year ended December 31, 2012. During that period, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee

The Company has a Compensation Committee, which consists of Messrs. Hellmold, Crowley and Simonton, who are all deemed independent directors under NYSE MKT LLC listing standards. The Compensation Committee was appointed by the Company's Board of Directors in May of 2012, and is governed by a charter which was adopted August 28, 2012. A copy of the Compensation Committee Charter is available on the Company's website at www.coremt.com. In accordance with its written charter, the Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE MKT LLC listing standards required to effect a decision.

All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Compensation Committee may also obtain analysis and advice from an external compensation consultants to assist with the performance of its duties under its charter. Prior to the formation of the Compensation Committee, the Board of Directors retained Mathews, Young - Management Consulting ("Mathews, Young"), a compensation and human resource firm, to assist in reviewing appropriate 2012 compensation programs. In this regard, Mathews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2012, there were no fees paid to Mathews, Young for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Mathews, Young pursuant to Securities and Exchange Commission ("SEC") rules and determined that Mathews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee makes all recommendations regarding the Chief Executive Officer’s compensation, subject to ratification by the independent members of the Board, after consulting with its advisors, in executive session where no management employees are present. For the other executive officers, the Chief Executive Officer is asked by the Compensation Committee to conduct and present an assessment on the performance of those executive officers and on the Company's performance, taking into account external market forces and other considerations. While the Chief Executive Officer and Chief Financial Officer attend Compensation Committee meetings regularly by invitation, all final deliberations are held, and all final recommendations are made, regarding executive compensation, by the Compensation Committee in executive session where no management employees are present. For additional information regarding the operation of the Compensation Committee, see “Compensation Discussion and Analysis” within this proxy statement. The Compensation Committee held two meetings during 2012.

Audit Committee

The Company has an Audit Committee, which consists of Messrs. Crowley, Hellmold and Simonton, each of whom was “independent” as that term is defined under NYSE MKT LLC listing standards. The Board has determined that Mr. Crowley and Mr. Hellmold each qualify as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 20, 2013. A copy of the Audit Committee Charter is available on the Company's website at www.coremt.com. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met four times during the year ended December 31, 2012.

Nominating Committee

The Company has a Nominating Committee consisting of Messrs. Crowley, Hellmold and Simonton, each of whom are independent under NYSE MKT LLC listing standards. The principal function of the Nominating Committee is to recommend candidates for membership on the Board of Directors. A copy of the Nominating Committee Charter is available on the Company's website at www.coremt.com. The Nominating Committee met two times during the year ended December 31, 2012.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. While the Company does not have a formal diversity policy for Board membership, the Nominating Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board’s deliberations and decisions. In addition, the Nominating Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, his or her financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.

The Nominating Committee will consider persons recommended by stockholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as detailed in Article III.D of the Nominating Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:

•	the name and address of record of the stockholder who intends to make the nomination;

•
a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

•
a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings

Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2012 annual meeting of stockholders.

Code of Ethics

The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the Securities Exchange Commission. A copy of the Company's Code of Conduct and Business Ethics is available on the Company's website at www.coremt.com

Compensation Committee Interlocks and Insider Participation

The Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board of Directors concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE MKT LLC listing standards required to effect a decision. The Company’s Board includes Mr. Barnett, who is the President and Chief Executive Officer of the Company. However, Mr. Barnett is not involved in, and abstains from, all discussions and decisions regarding his compensation. While Mr. Barnett participates in discussions regarding compensation for the Company’s other named executive officers, Mr. Barnett is not involved in, and also abstains from, all final compensation decisions regarding such other named executive officers.

Mr. Cellitti is a member of the Board of Directors of the Company and is currently an officer of Navistar. Sales to Navistar represented approximately 39% of the total revenues of the Company for the year ended December 31, 2012. Navistar is also a 9.1% stockholder in the Company.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.

Compensation Discussion and Analysis

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as other compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives

Our compensation philosophy is focused on incentivizing executives through the use of base salary, annual profit sharing incentives and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.

The Board of Directors has established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance;

To this end, the objectives of our compensation philosophy puts a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.

Means of Achieving Our Compensation Objectives

The three primary components of compensation for our named executive officers include base salary, annual profit sharing opportunity and long-term equity based incentive compensation. Our named executive officers also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits consistent with those benefits for our other salary employees in Columbus, Ohio and Gaffney, South Carolina.

Determination of Compensation

Our Compensation Committee reviews, evaluates and recommends compensation policies for our named executive officers. All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Board of Directors is responsible for the final determination concerning compensation of named executive officers; provided, however, that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. In May 2012, the Board of Directors retained Mathews, Young - Management Consulting ("Mathews, Young") to assist the Compensation Committee in reviewing 2012 compensation programs. In this regard, Mathews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2012, there were no fees paid to Mathews, Young for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Mathews, Young pursuant to Securities and Exchange Commission ("SEC") rules and determined that Mathews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee also considered each named executive officer's individual performance, the compensation objectives described above and peer group performance described below in determining compensation.

As part of its duty to review executive officer compensation programs, the Compensation Committee reviews and evaluates the Company's equity incentive programs with consideration of the peer benchmark data and the Board's overall compensation objectives. Stock grants are typically considered in May after the Company’s annual meeting. The Board made restricted stock grants to the named executive officers on May 9, 2012, May 11, 2011 and May 19, 2010 under the Long-Term Equity Incentive Plan.

Peer Group Analysis

To help facilitate the compensation review and to establish appropriate levels of compensation for directors and named executive officers, the Board retained Mathews, Young, a compensation and human resource firm, to compile competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operations or geographic representation. The companies reviewed were publicly traded in the United States and had median sales of approximately $170 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2012 compensation levels were as follows:

Amerigon Inc.	RG Barry Corp	Commercial Vehicle Group
Compx International Inc.	Continental Materials Corp	Dorman Products, Inc.
Eastern Co.	Manitex International	Keithley Instruments Inc.
Material Sciences Corp.	Motorcar Parts of America Inc.	PGT Inc.
Freightcar America	Shiloh Industries Inc	Sifco Industries
Strattec Security Corp.	Sun Hydraulics Corp.	Supreme Industries Inc.
Synalloy Corp.	Twin Disc Inc.	Universal Stainless & Alloy Products, Inc.

Each element of compensation and total compensation for each of the Company's named executive officers for 2012 is set forth below, along with the 2011 peer group median, prepared by Mathews, Young, for comparison purposes:

	Base Salary		Non-Equity Compensation		Equity Awards		Total Compensation
	Actual	Peer Group Median	Actual	Peer Group Median	Actual	Peer Group Median	Actual	Peer Group Median
Kevin L. Barnett President and Chief Executive Officer	$384,712	$398,000	$341,781	$330,000	$113,248	$192,000	$839,741	$920,000

Stephen J. Klestinec VP & Chief Operating Officer	$277,789	$272,000	$252,348	$169,000	$81,001	$82,000	$611,138	$523,000

Herman F. Dick, Jr. VP, Secretary, Treasurer and Chief Financial Officer	$242,885	$223,000	$222,692	$99,000	$59,327	$111,000	$524,904	$433,000

Terrence J. O’Donovan VP, Marketing and Sales	$184,615	$208,000	$170,166	$134,000	$54,001	$62,000	$408,782	$404,000

We used this competitive data to determine the applicable market median for executive compensation among the peer group, which serves as a benchmark for analyzing compensation for each of our executive positions. Non-equity compensation and equity awards can vary significantly from year to year in relation to the peer group, depending on the Company's performance in relation to that of the peer group. In years of higher profitability, the profit sharing (non-equity compensation) and equity amounts awarded to our executive officers may exceed the corresponding market median amounts of our peer group. In contrast, during years of lower profitability the Company's profit sharing and equity awards may fall below the corresponding market median amounts of our peer group. Therefore, we also considered the five year average peer group market medians for non-equity compensation and equity awards. The five year average non-equity compensation and equity awards for the Company's named executives were 112% and 72%, respectively, of the five year average market medians of our peer group.

We believe reviewing the approximate market median amounts from our peer group is an appropriate guide for establishing our executive compensation, because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and the performance of our peer group, particularly in regard to non-equity compensation. If our results are well above the peer group performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below peer group levels.

Compensation Mix

We compensated our named executive officers through a combination of base salary, the opportunity for annual profit sharing incentive compensation and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above. This allocation is also structured so that the annual profit sharing and long-term equity based incentive components targets 50% of the executive officers’ overall direct compensation taking into account the cyclical nature of the markets we serve with the remaining 50% relating to base salary. In years of higher profitability, the profit sharing and long-term equity amounts awarded to our executive officers could result in a compensation mix of more than our 50% target. In contrast, during years of lower profitability our compensation mix of profit sharing and long term equity amounts is lower than our 50% target. The resulting compensation mix for our named executive officers for 2012 was approximately 53% annual profit sharing and long-term equity and 47% base salary. The resulting compensation mix for our named executive officers for 2011 was approximately 59% annual profit sharing and long-term equity and 41% base salary. The resulting compensation mix for our named executive officers for 2010 was approximately 42% annual profit sharing and long-term equity and 58% base salary. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved for each year.

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing incentives. Base salary adjustments are approved by the Board, based upon recommendations of the Compensation Committee, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.

The Compensation Committee typically reviews officer compensation on an annual basis. The last time the Compensation Committee reviewed base salaries was in May of 2012, with base salary adjustments effective May 28, 2012.

Profit Sharing Program

The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program is designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall financial performance. This program has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a threshold established by the Board. This threshold is based upon 8% of the Company’s “adjusted assets.” Adjusted assets include total assets, plus the net present value of leased equipment, less cash, construction in process, deferred tax assets, intangible assets, and total debt. The intent of such threshold is to begin creating a profit sharing pool only after achieving a reasonable return on assets employed in the operations of the Company for our stockholders. The profit sharing pool is limited to a maximum of 20% of EBT.

The profit sharing threshold was $5,418,000, $4,616,000 and $3,802,000 in 2012, 2011 and 2010, respectively. The profit sharing pool was $3,039,000 for 2012, $4,062,000 for 2011, $1,270,000 for 2010, and was limited to 20% of EBT in each of these years.

Under the Profit Sharing Program, as approved by the Board, 30% of the profit sharing pools noted above were allocated to our named executive officers, with the remaining 70% allocated to participating employees. Our named executive officers receive no other cash bonus compensation, as the Board believes that the profit sharing program appropriately ties cash incentive compensation to Company performance (as measured by EBT) and is the most effective means of incentivizing our named executive officers and aligning the interests of such individuals with those of our stockholders.

Long-Term Stock-Based Compensation

The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) which replaced the Core Molding Technologies, Inc. Long-Term Equity Incentive Plan which expired on December 31, 2006. The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2006 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.

Restricted Stock. Pursuant to the 2006 Plan, the Board of Directors established a restricted stock program in May of 2006. The Compensation Committee reviews and considers equity incentive programs as part of its duty to review executive officer compensation programs.

In 2012, 2011 and 2010, the Board granted our named executive officers, directors and other key managers shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in three equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan).

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. Each recipient's unvested stock grants may only account for up to 50% of the total ownership requirement. The stock ownership requirement is eliminated for participants upon the date of the recipient's 65th birthday. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance.

The Company has no established specific performance targets associated with restricted stock grants; however all restricted stock grants are subject to recipients' meeting overall individual performance expectations. Annual restricted stock grants are consistently calculated at 30% of each named executive officer’s annual base salary, less any annual compensation expense associated with vesting of previous stock option grants, divided by the Company’s share price on the date the restricted stock grant is issued. Pro rata consideration is given to the date of hire for new named executive officers with respect to the grant date for restricted stock. The Company’s restricted stock grants are part of the overall compensation mix for named executive officers and the Board believes that awarding restricted stock equal to 30% of the named executive officer’s base pay helps to achieve the Company’s overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders. The Board also believes that this amount sufficiently aligns the interests of the Company’s named executive officers with stockholders in order to achieve long-term growth.

Awards made to named executive officers in 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Name	Restricted Stock Awards	Restricted Stock Awards	Restricted Stock Awards

Kevin L. Barnett	14,290	11,953	15,577

Stephen J. Klestinec	10,221	8,549	12,692

Herman F. Dick, Jr.	7,486	6,262	9,102

Terrence J. O’Donovan	6,814	5,699	9,519

In establishing the award levels for restricted stock grants in 2012, 2011 and 2010, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that were fully vested; however, the Board did consider and adjusted accordingly for any unvested options that existed at the time of the restricted stock grant. The Board’s primary focus in granting such restricted stock awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

Our current and intended future practice is to make restricted stock awards at the Board meeting held in conjunction with the annual meeting of stockholders. This meeting customarily is held in May, and this practice permits us to consider the prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.

Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee elective payroll deductions are used to purchase shares of our common stock quarterly on or about February 1, May 1, August 1 and November 1 at a 15% discount to the average of the high and low trading price of the common stock on the NYSE MKT LLC on the date of purchase. The Board believes that this broad-based plan encourages stock ownership by all of our employees.

Other Elements of Compensation

Benefits

We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to salaried employees based in Columbus, Ohio and Gaffney, South Carolina.

401(k) Plan

We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.

Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is subject to Board approval, and is made only if the participant is employed on the last day of the year.

We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We intend to evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.

Perquisites

In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, any perquisites received by the Company's named executive officers were de minimis, and none of the Company's named executive officers received perquisites in excess of $1,000.

Executive Severance Arrangements

We have entered into executive severance agreements with Messrs. Barnett, Dick, Klestinec and O’Donovan that specify payments in the event the executive officer’s employment is terminated after a change in control. We believe that such executive severance agreements serve to assure the stability and continuity of our executive officers upon the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Change of Control or Termination” for more information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the three next most highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards and cash payments paid under our Profit Sharing Plan satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards do not currently satisfy the Section 162(m) “performance based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders and best incentivize our executives, including our named executive officers.

Conclusion

Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Compensation Committee monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our stockholders' interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee

Ralph O. Hellmold, Chairman
James L. Simonton
James F. Crowley

Summary Compensation Table

The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the years ended December 31, 2012, 2011 and 2010.

In May of 2012, the base salaries of the named executive officers of the Company were reviewed by the Compensation Committee of the Board of Directors, as described in the "Compensation Discussion and Analysis," and were approved by the Board of Directors, with base salary adjustments effective May 28, 2012.

The Company has not entered into any employment agreements with any of the named executive officers although the Company has entered into certain executive severance agreements as further described below under “Potential Payments upon Change in Control or Termination.” Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

Name and Principal Position		Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(3)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kevin L. Barnett	2012	384,712	—	113,248	—	321,781	—	20,000	839,741
President and Chief	2011	375,433	—	113,255	—	430,220	—	19,600	938,508
Executive Officer	2010	270,000	—	81,000	—	120,278	—	19,600	490,878

Stephen J. Klestinec Vice President &	2012	277,789	—	81,001	—	232,348	—	20,000	611,138
Chief Operating	2011	269,039	—	81,002	—	308,300	—	19,600	677,941
Officer	2010	220,000	—	65,998	—	98,004	—	17,600	401,602

Herman F. Dick, Jr. Vice President, Secretary,	2012	242,885	—	59,327	—	203,154	—	19,538	524,904
Treasurer and Chief	2011	239,231	—	59,332	—	274,142	—	19,225	591,930
Financial Officer	2010	200,000	—	47,330	—	89,095	—	16,000	352,425

Terrence J. O’Donovan, Sr.	2012	184,615	—	54,001	—	154,416	—	15,750	408,782
Vice President,	2011	179,712	—	53,998	—	205,937	—	15,356	455,003
Marketing and Sales	2010	165,000	—	49,499	—	73,503	—	13,200	301,202

(1)
The amounts in the Stock Awards column reflect the aggregate fair value of performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote entitled “Stock Based Compensation” to the Company’s audited financial statements for the years ended December 31, 2012, 2011 and 2010, included in the Company’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

(2)
The amounts in the Non-Equity Incentive Plan Compensation column represent compensation paid to our named executive officers under the Company’s Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above. The amounts in this column were earned for the years ended December 31, 2012, 2011 and 2010 and were paid to each named executive officer in the year following the year earned. Each named executive officer received a portion of the executive officer profit sharing pool based upon the ratio of his base salary each year to the total base salaries for all named executive officers in the aggregate. For 2012, 2011 and 2010, the executive officer profit sharing pool totaled $911,699, $1,218,599 and $380,880, respectively.

(3)
Includes contributions by the Company to its 401(k) Plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. These contributions are made on earnings up to annual limitations set by the Internal Revenue Service. The Company makes a matching contribution equal to 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, the Company makes an automatic employer retirement contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, the Company may make a retirement contribution based upon such participant’s earnings, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the year ended December 31, 2012 were $3,750 for each of the Company's named executives. Retirement contributions during the year ended December 31, 2012 were $16,250 for Mr. Barnett and Mr. Klestinec, $15,788 for Mr. Dick and $12,000 for Mr. O’Donovan. Matching contributions for the year ended December 31, 2011 were $3,675 for each of the Company's named executives. Retirement contributions during the year ended December 31, 2011 were $15,925 for Mr. Barnett and Mr. Klestinec, $15,550 for Mr. Dick and $11,681 for Mr. O’Donovan. Matching contributions for the year ended December 31, 2010 were $3,675 for Mr. Barnett, $3,300 for Mr. Klestinec, $3,000 for Mr. Dick and $2,475 for Mr. O’Donovan. Retirement contributions during the year ended December 31, 2010 were $15,925 for Mr. Barnett, $14,300 for Mr. Klestinec, $13,000 for Mr. Dick, and $10,750 for Mr. O’Donovan.

Grants of Plan-Based Awards
The following table summarizes the 2012 grants of equity and non-equity incentive plan-based awards to the named executive officers. All of these equity and non-equity incentive plan awards were granted under the 2006 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan and the Core Molding Technologies, Inc. Profit Sharing Plan, as further described above in the “Compensation Discussion and Analysis.”

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (S) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)

Kevin L. Barnett			321,781
	5/09/12	—	—	—	—	—	—	14,290	—	—	113,248
Stephen J. Klestinec			232,348
	5/09/12	—	—	—	—	—	—	10,221	—	—	81,001
Herman F. Dick, Jr.			203,154
	5/09/12	—	—	—	—	—	—	7,486	—	—	59,327
Terrence J. O’Donovan, Sr.			154,416
	5/09/12	—	—	—	—	—	—	6,814	—	—	54,001

(1)
Represents amounts awarded under the Profit Sharing Plan for 2012 performance, as set forth in the Summary Compensation Table and further described above in “Compensation Discussion and Analysis.” The maximum and minimum thresholds are not applicable to the Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column were earned for the year indicated and were paid out to the named executive in the subsequent year.

(2)
The Board of Directors awarded restricted stock grants in 2012 in accordance with the 2006 Plan. Restricted stock granted under the plan requires the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds through age 65 and vest over three years or upon the date of eacg participant's sixty-fifth birthday. All shares were granted based on a share price of $7.93 on May 09, 2012.

Outstanding Equity Awards at December 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Kevin L. Barnett	75,000	—	—	3.21	02/02/2014	31,435	208,100	—	—

Stephen J. Klestinec	92,000	—	—	3.21	02/02/2014	20,151	133,400	—	—

Herman F. Dick, Jr.	14,900	—	—	3.21	02/02/2014	14,695	97,281	—	—
	34,200	14,400	—	2.75	10/21/2014	—	—	—	—

Terrence J. O’Donovan, Sr.	—	—	—	—	—	48,619	321,858	—	—

(1)	Mr. Dick’s grant of options vest 5,700 shares on October 21, 2013 and 8,700 shares on April 21, 2014.

(2)
All grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” As of December 31, 2012, Mr. Klestinec has met the ownership requirements of the plan for all unvested grants. Mr. Barnett and Mr. Dick have met the ownership requirements for all unvested grants except for the 2011 and 2012 grants. Mr. O'Donovan has not yet met the ownership requirements for any of his unvested grants.

(3)
The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE MKT LLC as of the last business day of the year ended December 31, 2012, which was $6.62 per share.

The following table shows the number of shares of common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2012:

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)(1)

Kevin L. Barnett	—	—	15,740	128,124

Stephen J. Klestinec	—	—	15,673	122,581

Herman F. Dick, Jr.	—	—	10,497	85,206

Terrence J. O’Donovan, Sr.	—	—	—	—

(1)	Calculated using the average of the high and low stock selling price on the date shares vested.

Potential Payments upon Change in Control or Termination

Payments upon a Termination in connection with a Change in Control

We have entered into an amended and restated executive severance agreement with each of our named executive officers that provides for certain benefits upon the occurrence of a change in control. The following describes and quantifies the payments that each named executive officer would receive if we had a change in control and such named executive officer’s employment was terminated following the change in control. The summaries assume that the change in control occurred on December 31, 2012 and the relevant stock price is the closing market price of our common stock on the NYSE MKT LLC on December 31, 2012, which was $6.62.

Under each executive severance agreement, upon a “change in control,” each named executive officer shall be entitled to continue to receive his then-current base salary for the remainder of the term of the agreement, as may be extended from time to time, as well as continuing to receive all benefits under any plans or programs in which the named executive officer then participates (including our Profit Sharing Plan, the 2006 Plan, Stock Purchase Plan, 401(k) Plan, vacation, dental, life, health and accident, disability or deferred compensation plans). A “change in control” is defined as any of the following: (a) the consummation of a reorganization, merger or other consolidation or sale of substantially all of our assets, resulting in less than 50% of the combined voting power of such resulting entity being held by the holders of our voting stock immediately prior to such transaction; (b) the filing of a beneficial ownership report disclosing that any person has become a beneficial owner of securities representing 50% or more of our voting stock; or (c) over a period of 2 consecutive years, the members of the board of directors in place at beginning of any such period cease to constitute a majority of the board, subject to certain circumstances.

In addition, if within the two-year period following a change in control, we terminate the employment of a named executive officer other than for “cause” (as described in the agreement) or for death or disability, or the named executive officer terminates his employment for “good reason” (as described in the agreement), each named executive officer shall be entitled to the following:

•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;

•
In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash profit sharing incentives earned by the named executive officer as reported on the named executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and

•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

The payments that would have been made to the named executive officers, assuming a change in control and related termination occurred on December 31, 2012, are as follows:

	Lump Sum Payment	Value of Accelerated Stock Option Exercise	Value of Accelerated Restricted Stock Vesting	Total Value of Change in Control Severance
Name	($)	($)(1)	($)(2)	($)

Kevin L. Barnett	1,388,423	—	208,100	1,596,523

Stephen J. Klestinec	1,066,466	—	133,400	1,199,866

Herman F. Dick, Jr.	959,605	55,728	97,281	1,112,614

Terrence J. O’Donovan, Sr.	574,457	—	321,858	896,315

(1)	The amounts in Value of Accelerated Stock Option Exercise represent the value between the closing stock price on December 31, 2012 and the strike price for all unvested “in the money” stock options.

(2)	The amounts in Value of Accelerated Restricted Stock Vesting represent the value of all unvested restricted stock at December 31, 2012.

Payments upon a Termination not in connection with a Change in Control

Restricted Stock. Assuming the employment of a named executive officer was terminated due to death, disability, or retirement at age 65 as of December 31, 2012, each named executive officer would be entitled, under the 2006 Plan, to the amounts set forth under “Value of Accelerated Restricted Stock Vesting” in the table above. All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.

Stock Options. Assuming we terminated the employment of a named executive officer for any reason as of December 31, 2012, each named executive officer would be able to exercise any vested stock option awards but shall forfeit all rights to any unvested stock option awards.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. As previously noted, the Board engaged Mathews, Young to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In May 2012, the Compensation Committee reviewed this survey information and adjusted director fees, effective the second quarter of 2012. Only non-employee directors receive director compensation.

For the first quarter of 2012, each non-employee director of the Company, except for the Chairman, received a director's fee of $5,750. The Chairman of the Board received a director’s fee of $8,500. The Chairman of the Audit Committee received an additional $1,000.

For the remainder of 2012, each non-employee director of the Company, except for the Chairman, received a director's fee of $10,000 per quarter. The Chairman of the Board received a director's fee of $12,750 per quarter. The Chairman of the Audit Committee received an additional $1,000 per quarter and the Chairman of the Compensation Committee received an additional $500 per quarter.

Each non-employee director received a $1,000 fee for each regularly scheduled board meeting at which he was in attendance, each audit committee member received a $1,000 fee for each regularly scheduled audit committee meeting at which he was in attendance, and each compensation committee member received a $1,000 fee for each Compensation Committee meeting at which he was in attendance.

In May 2012, the Board granted our non-employee directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and vesting accelerated upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to directors (excluding Mr. Barnett who does not receive a separate restricted stock award in his capacity as a director) in 2012 were as follows:

Name	2012 Restricted Stock Awards (#)

Thomas R. Cellitti	1,315

James F. Crowley	1,315

Ralph O. Hellmold	1,315

James L. Simonton	2,630

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of each director's annual director fee. All non-employee directors have met this stock ownership requirement.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2012.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)	($)

Thomas R. Cellitti	40,750	10,421	—	—	—	—	51,171

James F. Crowley	50,750	10,421	—	—	—	—	61,171

Ralph O. Hellmold	48,250	10,421	—	—	—	—	58,671

James L. Simonton	57,750	20,843	—	—	—	—	78,593

(1)
Kevin L. Barnett, the Company’s President and Chief Executive Officer during the year ended December 31, 2012 is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Barnett as an employee of the Company is shown above in the Summary Compensation Table.

(2)
The amounts in Stock Awards reflect the aggregate fair value of the performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2012, as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 20, 2013. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2012, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe Horwath a formal written statement describing all relationships between Crowe Horwath and the Company that might bear on Crowe Horwath’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Crowe Horwath any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe Horwath the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with Crowe Horwath their audit scope and their identification of audit risks.

The Audit Committee discussed and reviewed with Crowe Horwath all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Crowe Horwath’s examination of the financial statements. Management also discussed with Crowe Horwath those matters required to be discussed under the Securities and Exchange Commission and U.S. Public Company Accounting Oversight Board.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2012, with management and Crowe Horwath. Management has the responsibility for the preparation of the Company’s financial statements and Crowe Horwath has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

James F. Crowley, Chairman
Ralph O. Hellmold
James L.Simonton

AUDIT FEES

The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in the Company's quarterly report on Forms 10-Q were $141,484 and $123,422 for the years ended December 31, 2012 and 2011, respectively.

AUDIT RELATED FEES

No fees were paid or accrued to Crowe Horwath for assurance related services by Crowe Horwath for the years ended December 31, 2012 and 2011.

ALL OTHER FEES

The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the annual audit of the Company's 401(k) plans were $21,000 and $20,000 for the years ended December 31, 2012 and 2011, respectively. There were no fees billed to the Company for tax related services by Crowe Horwath for the years ended December 31, 2012 and 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On October 8, 1996, RYMAC Mortgage Investment Corporation, a Maryland corporation, formed the Company as a wholly owned subsidiary under the laws of the State of Delaware. RYMAC incorporated the Company in order to acquire substantially all of the assets of the Columbus Plastics operating unit of Navistar.

Pursuant to the terms of the asset purchase agreement with Navistar (formerly International Truck and Engine Corporation), the Company acquired substantially all of the assets and liabilities of Columbus Plastics on December 31, 1996. As consideration, Navistar received a secured note in the principal amount of $25,504,000. Navistar also received 4,264,000 shares of newly issued common stock of the Company, representing approximately 43% of the total number of shares of common stock issued and outstanding at the time of the acquisition. The principal amount of the secured note and the number of shares of common stock received by Navistar were subject to adjustment pursuant to the terms of the asset purchase agreement.

Navistar’s acquisition of common stock of the Company made it the largest stockholder of the Company. The certificate of incorporation of the Company protects this position by limiting the possibility of a change in ownership or control. For instance, the certificate of incorporation requires a super-majority vote to remove directors or to approve certain extraordinary corporate transactions, including mergers and acquisitions.

On July 18, 2007, the Company entered into a stock repurchase agreement with Navistar, pursuant to which the Company repurchased 3,600,000 shares of the Company’s common stock, from Navistar in a privately negotiated transaction at $7.25 per share, for a total purchase price of $26,100,000. Navistar continues to be a significant stockholder of the Company’s common stock with 664,000 shares, or approximately 9.1% of the shares outstanding after the repurchase.

Navistar is also the Company’s largest customer, accounting for approximately 39% of the Company’s 2012 sales. Sales to Navistar are made on substantially the same terms as any significant customer that is not affiliated with the Company. The terms to Navistar are negotiated on an arm’s length basis, and are consistent with terms that are made with other similar significant customers. Mr. Cellitti, a member of the Company's Board, is an executive officer of Navistar.

Other than the transactions described above there has not been any transaction or series of similar transactions since 2007 to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

Stockholder Rights Agreement

On July 16, 2007, the Board of Directors approved a Shareholders Rights Plan (the “Plan”) in conjunction with the approval of the repurchase of shares of stock from Navistar. The Plan was implemented to protect the interests of the Company’s stockholders by encouraging potential buyers to negotiate directly with the Board prior to attempting a takeover. Under the Plan, each stockholder received a dividend of one right per share of common stock of the Company owned on the record date, July 18, 2007. The rights will not initially be exercisable until, subject to action by the Board of Directors, a person acquires 15% or more of the voting stock without approval of the Board. If the rights become exercisable, all holders except the party triggering the rights shall be entitled to purchase shares of the Company at a discount. Each right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share. In connection with the adoption of the Plan, on July 18, 2007, the Company filed a Certificate of Designations of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware.

LIMITATION ON OWNERSHIP

The Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors — This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval — This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments — This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Composition of the Board of Directors

At the annual meeting, the stockholders will elect six (6) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.

The intention of the proxies is to vote the shares of common stock they represent for the election of Kevin L. Barnett, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold, Matthew E. Jauchius and James L. Simonton, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the six nominees currently serving on the Board of Directors is set forth above under the heading “Directors and Executive Officers of Core Molding Technologies, Inc.”

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the six (6) nominees receiving the greatest number of votes. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BARNETT, CELLITTI, CROWLEY, HELLMOLD, JAUCHIUS AND SIMONTON.

PROPOSAL NO. 2
AMENDMENT OF 2002 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is proposing an amendment to the 2002 Employee Stock Purchase Plan (the "2002 Plan") as described below. The 2002 Plan provides eligible employees with an opportunity to purchase shares of common stock at a discount through regular payroll deductions.

PROPOSED AMENDMENT TO THE 2002 PLAN:

Board of Directors has proposed to amend the 2002 Plan to increase the number of shares of common stock that are available to be offered under the 2002 Plan by 100,000 shares. A copy of the proposed form of amendment to the 2002 plan is attached as Appendix A to this proxy statement.

REASONS FOR THE PROPOSED AMENDMENT:

The 2002 Plan provides our employees with an opportunity to acquire an equity interest in Core Molding Technologies, and thereby develop an incentive to remain with us, provide a means for them to share in our future success, and link and align their personal interests to those of our stockholders.

Our Board of Directors desires to continue to provide our employees the opportunity to invest in Core Molding Technologies through the 2002 Plan. The 2002 Plan currently limits the number of shares to be offered under the plan to 300,000 shares of common stock. Under the 2002 Plan, approximately 286,000 shares of common stock have been purchased through March 31, 2013, and approximately 14,000 shares of common stock remain available. This amendment would increase the number of shares of common stock that may be offered from 300,000 to 400,000.   Without approval of the proposed amendment, only a limited number of shares of common stock would be available under the 2002 Plan.

MATERIAL FEATURES OF THE 2002 PLAN:

The following summary of the main features of the 2002 Plan, as amended.

Administration. The 2002 Plan is administered by the Compensation Committee of the Board of Directors or such other committee of at least three directors as may be appointed by the Board of Directors (the “Committee”). The Committee members serve at the pleasure of the Board of Directors. None of the members of the Committee may be an employee of Core Molding Technologies or be eligible to participate in the 2002 Plan. The Committee has the authority to prescribe, amend and rescind rules and regulations relating to the 2002 Plan. The Committee also has authority to interpret the 2002 Plan and correct any defect or supply any omission or reconcile any inconsistency in the 2002 Plan to the extent necessary for the effective operation of the 2002 Plan. Any such determination, decision or action taken by the Committee with respect to the construction, interpretation, administration or application of the 2002 Plan will be conclusive.

Eligibility. Any employee of Core Molding Technologies or its subsidiaries is eligible to participate in the 2002 Plan. An eligible employee may begin to participate in the 2002 Plan as of the February 1, May 1, August 1 or December 1 following the date on which the employee commences employment.

Securities subject to the 2002 Plan. Upon stockholders approval of this proposal, an additional 100,000 shares of common stock would be available to be offered under the 2002 Plan for an aggregate of 400,000 shares (subject to adjustment upon stock dividend, stock split or other recapitalization). The shares of common stock subject to the 2002 Plan generally shall be previously issued shares of common stock acquired by Core Molding Technologies. The Board of Directors, however, may determine, in its sole discretion, that the shares of common stock to be purchased under the 2002 Plan will be authorized and unissued shares of common stock. To the extent that Core Molding Technologies issues shares of common stock under the 2002 Plan, the amounts received by Core

Molding Technologies will provide additional capital for Core Molding Technologies and may be used for any corporate purpose of Core Molding Technologies.

Right to Purchase. Under the 2002 Plan, the Committee may authorize one or more offerings (“Offering” or “Offerings”), pursuant to which eligible employees may purchase, through authorized payroll deductions, shares of common stock subject to the 2002 Plan. Each Offering shall be made over the course of an offering period (the "Offering Period") which will consist of one fiscal quarter of the plan year (running the twelve month period beginning each August 1st and ending the following July 31st) (the “Plan Year”).

Each participating employee who has enrolled in the 2002 Plan will be granted a right to purchase shares of common stock subject to the 2002 Plan (a “Right to Purchase”), on the last business day of each Offering (the “Right to Purchase Date”). Such participating employee will authorize the amounts to be withheld through payroll deductions and credited to a cash account (“Cash Account”). A custodian (“Custodian”) appointed by Core Molding Technologies for the 2002 Plan will purchase the maximum number of whole shares of common stock that the Custodian can purchase with the amounts in the employee's Cash Account.

The purchase price for the shares of common stock (the “Right to Purchase Price”) will be 85% of the fair market value of the shares of common stock as of the Right to Purchase Date. Fair market value will equal the average of the high and low price per share of common stock (or, if applicable, the price per share of common stock paid by the Custodian) on the applicable stock exchange on the Right to Purchase Date or, if no sales of shares of common stock were made on such date, on the next preceding date on which sales of common stock were made on the applicable exchange.

Limitations on Grant of Right to Purchase and Government Regulation. The number and market value of the shares of common stock purchased by any participating employee under the 2002 Plan may not exceed certain limitations. These limitations prohibit the grant of a Right to Purchase (i) if, immediately after such Right to Purchase is granted, such employee would own, and/or hold outstanding options or rights to purchase, shares of Core Molding Technologies possessing 5% or more of the total combined voting power or value of all classes of shares of Core Molding Technologies; or (ii) which permits an employee's rights to purchase shares of common stock under all employee stock purchase plans of Core Molding Technologies to accrue at a rate which exceeds $25,000 of fair market value of such shares of common stock (determined as of the date such Right to Purchase is granted) for each calendar year in which such Right to Purchase is outstanding.

The Company's obligation to issue, sell or deliver any shares of common stock under the 2002 Plan also is subject to all applicable laws and regulations and to the approval of any governmental or regulatory authority required in connection with such issuance, sale or delivery.

Rights as Stockholders. A participating employee will not have any of the rights or privileges of a stockholder with respect to shares of common stock subject to an unexercised Right to Purchase. A participating employee who has exercised a Right to Purchase will have all the rights and privileges of a stockholder immediately following such exercise.

Termination of Employment. If the employment of a participating employee terminates for any reason, including death, disability, retirement or other cause, the employee's participation in the 2002 Plan will terminate automatically as of the date of the employee's termination. As soon as practicable following the former employee's termination, Core Molding Technologies will refund to such former employee (or beneficiary in the case of the former employee's death) any and all amounts in the former employee's Cash Account. In addition, the Custodian will deliver to the former employee (or beneficiary) a share certificate issued in the former employee's name for the number of whole shares of common stock credited to the former employee's share account through prior Offerings.

Duration and Amendment of the Plan. The 2002 Plan will continue in effect until the earlier to occur of (i) the purchase by eligible employees of all shares of common stock subject to the 2002 Plan; or (ii) the termination of the 2002 Plan by the Board of Directors. No termination of the 2002 Plan may affect any Rights to Purchase previously granted under the 2002 Plan.

The Company reserves the right to amend, suspend, modify or terminate the 2002 Plan at any time. The Committee, however, generally may not make any changes or additions that would adversely affect Rights to Purchase previously granted under the 2002 Plan. In addition, the Committee generally may not make any amendment without prior stockholder approval if such amendment would (i) increase the aggregate number of shares of common stock subject to the 2002 Plan or which may be subscribed to by an eligible employee; (ii) decrease the minimum purchase price for a share of common stock, or (iii) change any of the provisions of the 2002 Plan relating to eligibility for participation in Offerings.

Interest of Eligible Employees in the 2002 Plan. All employees of Core Molding Technologies will be able to participate in the 2002 Plan if they satisfy the eligibility requirements of the 2002 Plan detailed above. As of December 31, 2012, Core Molding Technologies employed a total of 1,373 employees.

All eligible employees will have discretion to determine whether or not they wish to participate in the 2002 Plan. Accordingly, Core Molding Technologies has not and cannot determine the benefits or amounts that will be received by or allocated to any employee of Core Molding Technologies.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF VOTES
ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, the Board of Directors is seeking advisory stockholder approval on the frequency of advisory stockholder votes on compensation of the named executive officers through the following resolution:

RESOLVED, that the stockholders advise that an advisory resolution with respect to executive compensation should be presented to the stockholders every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

The Board believes that emerging corporate practices and governance trends favor an annual advisory vote and has determined to hold an annual advisory vote. This would give stockholders the opportunity to react promptly to emerging trends in compensation, and the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from stockholders.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the frequency of advisory shareholder approval of the compensation of named executive officers.

Although we are only required to conduct an advisory vote on the frequency of votes on executive compensation every six years, we believe that holding an annual vote on executive compensation will allow the shareholders and our Board to promptly consider executive compensation as emerging corporate practices and governance trends develop. The Board of Directors believes the annual vote on executive compensation reflects a best practice in corporate governance.

YOUR BOARD OF DIRECTORS RECOMMENDS HOLDING AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS "ON AN ANNUAL BASIS."

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

This year we are providing you with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s 2013 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby approved.

We understand that executive compensation is an important matter for our stockholders. Our executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. It is our current intent, subject to your vote, to provide you with this advisory vote annually.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Crowe Horwath to audit the financial statements of the Company for the year ending December 31, 2013. Crowe Horwath has been the Company's independent auditor since August 2009. The Company expects a representative of Crowe Horwath to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Crowe Horwath as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Crowe Horwath for the year ended December 31, 2012 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE HORWATH.

OTHER MATTERS

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

James L. Simonton
April 9, 2013	Chairman of the Board

APPENDIX A
Amendment No. 1
To
Core Molding Technologies, Inc.
2002 Employee Stock Purchase Plan

Amendment No. 1 (the “Amendment”), dated _____, 2013, to the 2002 Employee Stock Purchase Plan, as thereby previously amended from time to time (as amended, the “Existing Plan”; as amended hereby, the “Plan”), of Core Molding Technologies, Inc., a Delaware corporation (the “Company”).

Statement of Purpose

The Company wishes to amend the Plan to increase the number of shares of the Company's common stock, par value $.001, authorized to be offered under the Plan.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.

2.    Amendment to Existing Plan.

Section 5. COMMON SHARES SUBJECT TO THE PLAN is hereby deleted in its entirety and replaced with the following:

“5.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN. Subject to adjustment as provided in Paragraph 17 herein, not more than 400,000 shares of common stock shall be offered under the Plan. The shares of common stock subject to the Plan generally shall be previously issued shares of common stock acquired by the Company. The Board, however, also may determine, in its sole discretion, that the shares of common stock to be purchased under the Plan shall be authorized and unissued shares of common stock.”

3.    Reference to and Effect on the Plan. The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

*           *           *

Effective this ___ day of May, 2013.

A-1

CORE MOLDING TECHNOLOGIES, INC.
800 MANOR PARK DRIVE
COLUBUS, OH 43228-0183
ATTN: MICHAEL DEL REGNO

1 OF 2
1
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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

CONTROL # →

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Kevin L. Barnett 02 Thomas R. Cellitti 03 James F. Crowley 04 Ralph O. Hellmold 05 Matthew E. Jauchius
06 James L. Simonton

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 4 and 5 and every 1 YEAR for proposal 3.

	1 year	2 years	3 years	Abstain
3 An advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JOB #

SHARES
CUSIP #
SEQUENCE #

0000173925_1 R1.0.0.51160

ANNUAL MEETING OF STOCKHOLDERS OF
CORE MOLDING TECHNOLOGIES, INC.
May 15, 2013
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Annual Report, Proxy Statement and Proxy Card are available at http://colsec.coremt.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

CORE MOLDING TECHNOLOGIES, INC.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
To be held on May 15, 2013

The undersigned stockholder appoints Kevin L. Barnett and Herman F. Dick, Jr., as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the "Company" that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 15, 2013, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as follows:

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000172411_2 R1.0.0.51160